Exhibit 99.11

The distribution of this announcement, directly or indirectly, in or into Canada, Australia or Japan is prohibited. This announcement (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”).

PRESS RELEASE

LME

PRELIMINARY RESULTS AS AT THE EXPIRATION DEADLINE

CAPITAL INCREASE

EXTENSION OF THE UNDERWRITING SYNDACATE IN RELATION TO THE CAPITAL

INCREASE WITH OPTION RIGHTS

Genoa, 19 October 2017 – Banca Carige S.p.A. hereby announces the preliminary results, as at 18 October 2017, (the “Expiration Deadline”), of the exchange offer in the context of the liability management exercise transaction (“LME”) launched on 29 September 2017.

The following table shows, as at the Expiration Deadline, the amounts of the Existing Notes that the relevant noteholders have so far offered for exchange pursuant to the Exchange Offer in the context of the LME:

Existing Notes	Amount Instructed to exchange	% instructed to exchange
389 - EUR 100 mln fixed/floating rate “Lower Tier II Subordinated Notes due 2018” ISIN: XS0372143296	€99.450.000	99.45%
511 - EUR 50 mln 5.7% “Lower Tier II Subordinated Notes due 2020” ISIN: XS0542283097	€50,000,000	100.00%
525 - EUR 200 mln 7.321% “Lower Tier II Subordinated Notes due 2020” ISIN: XS0570270370	€160.920.000	80,46%
416 - EUR 160 mln 8.338% “Perpetual Tier I Junior Subordinated Notes due 2018” ISIN: XS0400411681	€147.700.000	92,31%

Given that all the offers for exchange include also an instruction to vote in favour of the resolutions to be proposed at the meetings of the noteholders to be held on 21 October 2017 (the “Meetings”) pursuant to the consent solicitation, the Meetings will be quorate, and the relevant extraordinary resolutions will successfully pass at those Meetings on first calling.

The settlement of the LME remains conditional upon the successful outcome of the capital raising exercise to be launched by the Bank in the month of November 2017 after having obtained the relevant authorisation by Consob.

Furthermore, Barclays, in its capacity as Co-Global Coordinator and Joint Bookmaker, became part of the underwriting syndicate, already comprised of Credit Suisse and Deutsche Bank, in their capacity as Joint Global Coordinators and Joint Bookrunners, in relation to the capital increase with option rights resolved upon by the extraordinary shareholders’ meeting of 28 September 2017. To this end, an agreement has been entered into with the banks of the underwriting syndicate, largely in line with what has been agreed under the previous pre-underwriting agreement.

INVESTOR RELATIONS & RESEARCH	RELAZIONI ESTERNE
tel. +39 010 579 4877	tel. +39 010 579 3380
fax +39 010 579 4875	fax +39 010 579 2731
investor.relations@carige.it	relazioni.esterne@carige.it

Image Building

Tel. +39 02 89011300

carige@imagebuilding.it

This announcement does not constitute an offer or invitation to subscribe for or purchase, or a solicitation of any offer to purchase or subscribe for any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This announcement is being communicated to and is directed only to (i) persons to whom it may be lawful to communicate such announcement; and (ii) persons to whom it may be required by law or regulation to disclose such information (all such persons being referred to as relevant persons). This announcement is only directed at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

The Exchange Offer and Consent Solicitation will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. See the section headed “Offer and Distribution Restrictions” of the Information Memorandum for a detailed description of the offer and distribution restrictions relating to the Exchange Offer and Consent Solicitation and related offering materials. The Offer is being made for the securities of a company incorporated under the laws of Italy and is subject to Italian disclosure requirements, which are different from those of the United States. The financial information incorporated by reference into the Information Memorandum has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. holders of New Notes to enforce their rights and any claim arising out of the U.S. federal securities laws, since the Issuer is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of New Notes may not be able to sue a non-U.S. company or its offers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. holders of New Notes should be aware that the Issuer may purchase securities otherwise than under the Exchange Offer and/or the Consent Solicitation, such as in open market or privately negotiated purchases.

The distribution of this announcement, directly or indirectly, in or into Canada, Australia or Japan is prohibited. This announcement (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”).

This announcement does not constitute an offer or invitation to subscribe for or purchase, or a solicitation of any offer to purchase or subscribe for any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This announcement is being communicated to and is directed only to (i) persons to whom it may be lawful to communicate such announcement; and (ii) persons to whom it may be required by law or regulation to disclose such information (all such persons being referred to as relevant persons). This announcement is only directed at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Other persons should not rely or act upon this announcement or any of its contents. This announcement has been prepared for information purposes only. In particular, this announcement may not be taken or transmitted into Canada, Australia or Japan or distributed, directly or indirectly, in Canada, Australia or Japan. This announcement is not an offer to sell or the solicitation of an offer to purchase or subscribe for securities in any jurisdiction where to do so would be unlawful.

Securities may not be sold in the United States absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Banca Carige S.p.A. (the “Company”) does not intend to register or conduct any public offer of securities in the United States. Distribution of the announcement and any information contained in it in any other jurisdictions may be restricted by law. Persons into whose possession this information comes should inform themselves about and observe any such restrictions.

No reliance may be placed for any purposes whatsoever on the information contained in this document, or any material discussed in the context of such document, or on its completeness, accuracy and fairness. Although care has been taken to ensure that the announcement is materially accurate, and that the opinions expressed are reasonable, the contents of this material has not been verified by the Company, its shareholders, consultants and advisors. Accordingly, no representation or warranty, express or implied, is made or given on behalf of Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person as to the accuracy, completeness or fairness of the information or opinions contained in this document or any other material discussed in the context of this announcement. None of the Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person accepts any liability whatsoever for any loss howsoever arising from any use of this announcement or its contents or otherwise arising in connection therewith.

Certain statements contained in this announcement may be statements of future expectations and other forward-looking statements that are based on third party sources and involve known and unknown risks and uncertainties. The forward-looking statements include, but are not limited to, all statements other than statements of historical facts, including, without limitation, those regarding the Company’s and/or Group Banca Carige’s future financial position and results of operations, strategy, plans, objectives, goals and targets and future developments in the markets where the Group participates or is seeking to participate. Forward-looking statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. There is no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement. Any decision to purchase securities in the context of an offering of securities, if any, should be made solely on the basis of information contained in an offering circular or prospectus published in relation to such an offering. The forward-looking information contained herein represent the subjective views of the management of the Company and has been prepared on the basis of a number of assumptions and subjective judgments which may prove to be incorrect and, accordingly, actual results may vary. They represent the subjective views of the management of the Company and are based on significant assumptions. Industry experts, business analysts or other persons may disagree with these views, assumptions and judgments, including without limitation the management’s view of the market and the prospects for the Company. Any forward-looking statements in this announcement are subject to a number of risks and uncertainties, many of which are beyond the

Company’s control, that could cause the Company’s actual results and performance to differ materially from any expected future results or performance expressed or implied by any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements as a prediction of actual results.

To the extent applicable, the industry and market data contained in this announcement has come from official or third-party sources. Third-party industry publications, studies and surveys generally state that the data contained therein have been obtained from sources believed to be reliable, but that there is no guarantee of the fairness, quality, accuracy, relevance, completeness or sufficiency of such data. The Company has not independently verified the data contained therein. In addition, certain of the industry and market data contained in this announcement come from the Company’s own internal research and estimates based on the knowledge and experience of the Company’s management in the market in which the Company operates. Such research and estimates, and their underlying methodology and assumptions, have not been verified by any independent source for accuracy or completeness and are subject to change without notice. Accordingly, undue reliance should not be placed on any of the industry or market data contained in this announcement. Although the Company has obtained the information provided from sources that should be considered reliable, it cannot guarantee its accuracy or completeness. The information provided is purely of an indicative nature and is subject to change without notice at any time.